Exhibit 10.16

Appendix A

to Award Letter dated

May 15, 2015

Terms and Conditions of

Director Restricted Share Unit Award

Pursuant to the terms of the award letter to you (the “Award Letter”) as of the date indicated above, the award of Restricted Share Units (the “Award”) is subject to the terms and conditions set forth in the Plan, the Prospectus for the Plan, any rules and regulations adopted by the Board, and any additional terms and conditions set forth in this Appendix A which forms а part of the Award Letter. Any terms used in the Award Letter or this Appendix A and not defined herein have the meanings set forth in the Plan. As used in this Appendix A, the term “Grant Date” refers to the Effective Date identified in your Award Letter for your Award. The terms and provisions of your Award are governed by the terms of the Plan as effective May 15, 2015, and amended from time to time thereafter. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

Section I.        RESTRICTED SHARE UNITS

1.     Vesting and Restricted Share Units

(a)      Unless vested on an earlier date as provided in this Appendix A, the Restricted Share Units granted pursuant to your Award Letter will fully vest in installments in accordance with the dates stated in the Vesting Schedule (the “Vesting Dates”) specified in your Award Letter.

(b)      In certain circumstances described in Section I.5 below, your Restricted Share Units may vest before the final scheduled Vesting Date. The date of any accelerated vesting under Section I.5 below for any reason other than retirement will be a Vesting Date for purposes of this Appendix A.

(c)      You do not need to pay any purchase price for the Restricted Share Units unless otherwise required in accordance with applicable law.

2.     Restrictions on the Restricted Share Units

Until and unless you vest in your Restricted Share Units and receive a distribution of Shares, you may not attempt to sell, transfer, assign or pledge them. Until the date on which you receive a distribution of the Shares in respect of any vested Restricted Share Units awarded hereunder, your award of Restricted Share Units will be evidenced by credit to a book entry account.

3.     Payment of the Restricted Share Units

(a)      Upon your termination of service as a Director of the Company or, if later, the date of your “separation from service” with the Company as defined in Section 1.409A-1(h) of the U.S. Treasury regulations (“Separation from Service”), the net Shares (total Shares distributable in respect of vested Restricted Share Units minus any Shares retained by the Company in accordance with the policies and requirements described in Section II.2), will be delivered to you within sixty days after your Separation from Service in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary under the Plan) with the Broker; provided that you have not elected to have this delivered to you at an earlier date pursuant to Section I.3(b). Any Shares distributed to you in respect of vested Restricted Share Units will be registered in your name and will not be subject to any restrictions.

(b)      If an election is timely made in accordance with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and related regulations and U.S. Treasury pronouncements (“Section 409A”), the delivery of your vested Restricted Share Units may be accelerated to the date which is the earliest of (i) the Vesting Date of your Restricted Share Units as specified in Section  I.1,  (ii) the occurrence of a Change of Control provided that such Change of Control constitutes a “change in control event” as defined in Section 1.409A- 3(i)(5)(i) of the U.S. Treasury regulations, or (iii) the date your Restricted Share Units vest as a result of a Separation from Service that constitutes a termination of service as a Director described in Sections 5(a) and 5(b) below.

4.     Dividend Equivalents and Voting

(a)      Dividend Equivalents

In the event that dividends are paid with respect to Shares such that the applicable record date occurs during the period beginning on the Grant Date and ending on the date you receive a distribution of Shares in satisfaction of your vested Restricted Share Units, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share as of such dividend payment date multiplied by the number of vested Restricted Share Units (the “Dividend Equivalent”). Dividend Equivalents (if any) payable with respect to your vested Restricted Share Units will be paid in cash as soon as administratively practicable following the date that dividends are paid with respect to Shares; Dividend Equivalents (if any) payable with respect to your Restricted Share Units that are unvested on the applicable record date will be paid in cash as soon as administratively practicable following the applicable Vesting Date. All Dividend Equivalents paid to you shall be subject to all applicable withholding taxes. For any non-cash dividends, the Board may determine in its sole discretion the cash value to be so paid to you in respect of such Restricted Share Units or, if applicable, the adjustment to be applied pursuant to Section 15 of the Plan.

(b)      Voting Shares

You will have the right to vote your Shares that have been distributed in respect of any vested Restricted Share Units. There are no voting rights associated with Restricted Share Units.

(c)      No Other Rights

You shall have no other dividend equivalent, dividend or voting rights with respect to any Restricted Share Unit.

5.     Termination of Service

The following rules apply to the vesting of your Restricted Share Units in the event of your termination of service as a Director of the Company.

(a)      Death or Disability. If your service as a Director is terminated by reason of death or disability (as determined by the Board), all of your Restricted Share Units will vest on your date of termination.

(b)      Retirement. If your service as a Director is terminated due to retirement in accordance with the retirement policy for members of the Board, all of your Restricted Share Units will vest on your date of termination.

(c)      Other Termination of Service. If your service as a Director terminates for any reason other than death, disability or retirement (as those terms are used above), any of your Restricted Share Units which have not vested prior to your termination of service will be forfeited.

6.     Change of Control.

Notwithstanding the provisions of the Award Letter or Sections I.1 or I.5, all of your Restricted Share Units will vest immediately upon a Change of Control.

Section II.    Miscellaneous

1.     Board Determinations

The Board shall have absolute discretion to determine the date and circumstances of termination of your service or separation from service, including without limitation whether as a result of death, disability, retirement or any other reason, and its determination shall be final, conclusive and binding upon you.

2.     Tax Consequences and Withholding

(a)      You should consult the Plan Prospectus for a general summary of the Swiss federal income tax consequences to you and, if applicable, the U.S. tax consequences to you, upon the grant, vesting or distribution to you of the Awards based on currently applicable provisions of the Code, related regulations and Swiss tax rules. The summary does not discuss state and local tax laws or the laws of any other jurisdictions, which may differ from the U.S. federal tax law and Swiss tax rules. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)      The Company shall make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the Restricted Share Units and may reduce the number of Shares otherwise deliverable to you with respect to your Restricted Share Units by a number of Shares having a value approximately equal to the amount required to be withheld under the Company’s policies and procedures or applicable law. The Company may, in  its  discretion, permit you to make other arrangements satisfactory to the Company to satisfy any applicable withholding tax liability arising  from  the Restricted Share Units. Further, any dividend equivalents paid to you in respect of Restricted Share Units pursuant to Section I.4 will be subject to tax withholding, as appropriate, as additional compensation.

3.     Restrictions on Resale

Other than the restrictions referenced in Sections I.2, there are no restrictions imposed by the Plan on the resale of Shares acquired under the Plan. However, under the provisions of the Securities Act and the rules and regulations of the SEC, resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of Shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all Directors of the Company are subject to the Company’s policies against insider trading, and restrictions against resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

4.     Beneficiary

You may designate a beneficiary to receive any portion of your Award that becomes due to you after your death, and you may change your beneficiary from time to time. Beneficiary designations should be filed with the Broker. If you fail to designate a beneficiary in that manner, the beneficiary in the event of your death will be the executor or administrator of your estate.

5.     Code Section 409A Compliance

The award of Restricted Share Units is intended to be exempt from or to comply with the provisions of Section 409A and, wherever possible, shall be interpreted consistent therewith. No action taken to comply with Code Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.